Exhibit 10.7

October     , 2006

IRREVOCABLE LETTER OF CREDIT NO. DRAFT

FINAL EXPIRATION DATE: October     , 2009

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, New York 10038

Re: Cohen Bros. Acquisitions, LLC

Gentlemen:

At the request of Cohen Bros. Acquisitions, LLC, hereinafter referred to as “Applicant”, we hereby establish our Irrevocable Standby Letter of Credit No. DRAFT in favor of American Stock Transfer & Trust Company, hereinafter referred to as “Trustee”, acting as trustee under the Investment Management Trust Agreement between Dekania Corp., referred to herein as “Dekania”, and Trustee, in an amount up to Three Million and 00/100 ($3,000,000) U.S. Dollars (subject to adjustment to up to Three Million Two Hundred Ninety-One Thousand and 00/100 ($3,291,000.00) U.S. Dollars if the underwriters’ over-allotment option, as described in Dekania’s Registration Statement on Form S-1, as amended, File No. 333-134776 (the “Registration Statement”), is exercised in full.

Funds are available by your draft(s) drawn on us at sight, duly endorsed on the reverse side thereof and accompanied by the following documents:

1.	The original of this Letter of Credit and any amendments thereto.

2.	A statement signed by a purported authorized official/representative of the Trustee which reads:

“Pursuant to Commerce Bank, N.A. Irrevovable Standby Letter of Credit (“LOC”) among Commerce Bank (“Commerce”), Cohen Bros. Acquisitions, LLC, as Applicant (“CB Acquisition”) and American Stock Transfer & Trust Company (the “Trustee”), as Trustee of Dekania Corp.’s (the “Company”) trust account (the “Trust Account”), this letter constitutes a request to draw upon such Letter of Credit since: (i) the Company did not complete a business combination within the time periods set forth in the Company’s Registration Statement on Form S-1, as amended, File No. 333-134776 (the “Registration Statement”) and the Trustee, on behalf of the Company, must liquidate the Trust Account and distribute the amounts therein to public shareholders of the Company in accordance with the terms of the Registration Statement and the Investment Management Trust Agreement, by and between the Company and the Trustee, and (ii) the amount in the Trust Account available for distribution to the Company’s public shareholders upon liquidation is less than the required $10.00 per share by $             per share, an aggregate of $            . Therefore, the Trustee is requesting $            , in the aggregate, to be drawn under the Letter of Credit in order for each public shareholder to receive $10.00 per share upon liquidation.”

October     , 2006

Irrevocable Letter of Credit No. DRAFT

It is a condition of this Letter of Credit that it shall be extended automatically, without amendment, for additional periods of one (1) year from the present or any future expiration date hereof, unless at least ninety (90) days prior to any such date, we send you notice in writing by overnight courier at the above address, that we elect not to extend this Letter of Credit for any such additional period. However, in no event shall this Letter of Credit be extended beyond the final expiration date of October     , 2009.

It is also a condition of this Letter of Credit that it shall expire on the earlier of (i) receipt by Commerce Bank of confirmation from the Trustee and Applicant that a business combination (as defined in the Registration Statement) has occurred, (ii) completion of liquidation or dissolution of Dekania, (iii) accrual of a total of $5.6 million of interest income, after taxes, on funds held in Dekania’s trust account, (iv)                     , 200   [18 months after consummation of the offering] if there is at least $97.0 million in Dekania’s trust account ($111.55 million if the overallotment option has been exercised in full) including interest earned but net of payment of or reserves for taxes, outstanding claims and accrued expenses, (v)                     , 200   [24 months after consummation of the offering] if there is at least $97.0 million in Dekania’s trust account ($111.55 million if the overallotment option has been exercised in full) including interest earned but net of payment of or reserves for taxes, outstanding claims and accrued expenses, if, by                     , 200  , a letter of intent or definitive agreement with respect to a business combination has been executed or (vi) the final expiration date of October     , 2009.

Each draft must bear upon its face the clause “Drawn under Commerce Bank, N.A. Irrevocable Letter of Credit No. DRAFT dated October     , 2006”.

We hereby agree that draft(s) drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation and delivery of documents as specified above, if presented at our office located at 6000 Atrium Way, Mt. Laurel, NJ 08054, on or before the letter of credit expires.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce, Publication No. 500 (“UCP 500”).

Very truly yours,

COMMERCE BANK, N.A.